Exhibit 99.1

News Release

Alan B. Colberg Joins U.S. Bancorp Board of Directors

MINNEAPOLIS (January 24, 2023) - U.S. Bancorp announced today that its board of directors elected Alan B. Colberg as a director of the company, effective immediately. He will serve on U.S. Bancorp’s Audit and Public Responsibility Committees.

Colberg, 61, served as Chief Executive Officer and as a member of the board of directors of Assurant, Inc., from January 2015 until December 2021, and as its president from 2014 to May 2021, prior to his retirement from Assurant in January 2022. Prior to those roles, he served as Assurant’s Executive Vice President of Marketing and Business Development. Before joining Assurant in 2011, he spent more than 20 years at Bain & Company, Inc., including leading its global financial services practice.

“Alan brings deep financial services and risk management experience to our Board, which will benefit U.S. Bank as we continue to grow,” said Andy Cecere, U.S. Bancorp chairman, president and CEO. “In particular, his experience with innovative products aimed at helping customers will be of benefit to our Board and our Managing Committee.”

Colberg is also a member of the Board of Directors of Corebridge Financial, Inc., formerly AIG Life & Retirement.

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About U.S. Bank

U.S. Bancorp, with approximately 70,000 employees and more than $601 billion in assets as of September 30, 2022, is the parent company of U.S. Bank National Association. The Minneapolis-based company serves millions of customers locally, nationally and globally through a diversified mix of businesses: Consumer and Business Banking; Payment Services; Corporate & Commercial Banking; and Wealth Management and Investment Services. Union Bank consisting primarily of retail banking branches on the West Coast, joined U.S. Bancorp in 2022. The company has been recognized for its approach to digital innovation, social responsibility, and customer service, including being named one of the 2022 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

Investor contact: George Andersen, U.S. Bancorp Investor Relations george.andersen@usbank.com, 612.303.3620

Media contact: Jeff Shelman, U.S. Bancorp Public Affairs and Communications Jeffrey.shelman@usbank.com, 612.303.9933, @usbank_news